                                                                    Exhibit 99.2

                                  GMARKET, INC.

                          ESTIMATION OF THE FAIR VALUE
                             OF THE COMMON STOCK AND
                               GRANTED OPTIONS OF
                                  GMARKET, INC.

                                      AS OF
                                 MARCH 28, 2006

Mr. Duckjun (D.J.) Lee
Chief Financial Officer
GMarket, Inc.
Nam-Seoul Building
6th Floor
1304-3 Seocho-dong Seocho-gu
Seoul, Korea

June 14, 2006

SUBJECT: ESTIMATION OF THE FAIR VALUE OF THE COMMON STOCK AND
         GRANTED OPTIONS OF GMARKET, INC. AS OF MARCH 28, 2006

Dear Mr. Lee:

Pursuant to your request, we have prepared the accompanying valuation report to estimate the Fair Value, as defined below, of the Common Stock and Granted Options (on a nonmarketable, minority, per share basis) of GMarket, Inc. ("GMarket" or "the Company") as of March 28, 2006 (the "Valuation Date"). We understand that GMarket management ("Management") will use the results of our valuation for financial reporting purposes. Accordingly, our conclusions are intended for limited distribution and should not be used by any party other than Management or appropriate financial reporting authorities for any purpose other than the purpose stated above. Please note that our indication of value does not constitute a Fairness Opinion and should not be relied upon by Management in connection with the pricing of any securities. Furthermore, please see the description of our engagement as detailed in the Scope section of this report.

FAIR VALUE

We define Fair Value as the price at which property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell, and both having reasonable knowledge of the relevant facts. In estimating the Fair Value of the Common Stock, we assume the Company's existing business to be ongoing.

The procedures used in estimating the Fair Value and the results of our analysis are presented in the accompanying report and exhibits.

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----
1.0  SCOPE ..............................................................     4
2.0  SOURCES OF INFORMATION .............................................     4
3.0  PROCEDURES .........................................................     5
4.0  HISTORY AND NATURE OF THE BUSINESS .................................     6
5.0  INDUSTRY OUTLOOK ...................................................     6
6.0  VALUATION APPROACHES ...............................................     9
7.0  APPLICATION OF THE PHASE I VALUATION APPROACHES ....................    17
8.0  APPLICATION OF THE PHASE II APPROACH ...............................    20
9.0  CONCLUSION .........................................................    22
10.0 LIMITING CONDITIONS ................................................    23
APPENDIX I ..............................................................    24

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

                                INDEX TO EXHIBITS

EXHIBIT 1.0 SUMMARY OF FAIR VALUE OF THE COMMON STOCK OF GMARKET AND GRANTED OPTIONS OF GMARKET

EXHIBIT 2.0   PER SHARE VALUATION OF COMMON STOCK AS OF MARCH 28, 2006

EXHIBIT 3.0   BUSINESS ENTERPRISE VALUATION AS OF MARCH 28, 2006

EXHIBIT 4.0   IMPLIED MULTIPLES ANALYSIS AS OF MARCH 28, 2006

EXHIBIT 5.0   WEIGHTED AVERAGE COST OF CAPITAL AS OF MARCH 28, 2006

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

1.0  SCOPE

We estimated the Fair Value, as defined above, of the Common Stock and Granted Options (on a non-marketable, minority, per share basis) of GMarket as of the Valuation Date solely for financial reporting purposes. Please note that our indication of value does not constitute a Fairness Opinion and should not be relied upon by Management in connection with the pricing of any securities.

In accordance with our agreement, this report is limited to the Scope of Services outlined above. One or more additional issues may exist that could affect the Federal tax treatment of the Common Stock with respect to which we have prepared this report. This report does not consider or provide a conclusion with respect to any of those issues. With respect to any significant Federal tax issue outside the scope of this report, this report was not written, and cannot be used, by anyone for the purpose of avoiding Federal tax penalties.

Duff & Phelps was not provided with certain requested information from the Company. Specifically, this includes presentations and other materials (that may contain valuation related analyses) made by investment banking firms and other financial advisory firms in relation to a potential initial public offering ("IPO") of the Common Stock (collectively the "Banker Presentations"). The Banker Presentations may include estimated IPO filing ranges of the price of the Common Stock as well as projected future valuations of the Company (enterprise basis) at the expected time of IPO. Duff & Phelps' review of the Banker Presentations could result in modifications to certain assumptions and ultimately different valuation conclusions for the Common Stock as of the Valuation Date.

2.0  SOURCES OF INFORMATION

In the course of our valuation analysis, we relied upon financial and other information, including prospective financial information, obtained from Management and from various public, financial, and industry sources. Our conclusion is dependent on such information being complete and accurate in all material respects. However, as is customary in the business valuation profession, the scope of our work will not enable us to accept responsibility for the accuracy and completeness of such provided information.

The principal sources of information used in performing our valuation include:

- GMarket's 5-year financial projections (2006-2010) as of the Valuation Date as provided by Management;

- GMarket's historical financial statements for the period ended March 31, 2006 as provided by Management;

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

- GMarket's historical financial statements for the fiscal years ended December 31, 2000, 2001, 2002, 2003, 2004, and 2005 as provided by
     Management;

-    GMarket's summary of capital structure as of March 28, 2006;

-    Articles of Incorporation of GMarket, Inc. dated December 2, 2005;

-    GMarket - Details of stock options as provided by Management;

- GMarket - Preferred shares and stock options described in Articles of Incorporation as provided by Management;

-    KPMG's Corporate Tax Rates Survey, dated January 2004;

-    Discussions with Management;

- Capital IQ, an on-line provider of global private and public capital market data;

- Bloomberg's on-line database covering financial markets, commodities, and news; and

- Various Securities & Exchange Commission ("SEC") filings for comparable companies.

3.0  PROCEDURES

In general, our procedures included, but were not limited to, the following:

- Analysis of general market data, including economic, governmental, and environmental forces, that may affect the value of the Common Stock;

- Discussions with Management concerning the history, current state, and future operations of the Company;

- Discussions with Management to obtain an explanation and clarification of data provided;

- Gathering and analysis of financial data for publicly traded companies engaged in the same or similar lines of business as GMarket; and

- Analysis of other facts and data considered pertinent to this valuation to arrive at a conclusion of Fair Value.

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

4.0  HISTORY AND NATURE OF THE BUSINESS (1)

GMarket is a privately held e-commerce company based in Seoul, South Korea. GMarket has developed a platform for e-commerce that combines online auctions with marketing promotions and inventory clearance for retailers and other businesses in South Korea.

Due to its unique marketing strategies including the development of negotiation trading and group buy features, GMarket has been able to penetrate into the Korean auction market that had been dominated by Auction.co.kr (an operating subsidiary of eBay, Inc.). Since its foundation in 2000, GMarket has experienced substantial growth of its market share recording approximately 10% of the total market gross merchandise sales in 2005 while Auction.co.kr recorded 15% (as per Management).

As of November, 2005, GMarket had been granted a US patent (No. 09/620,346), a Japanese patent (No. 12-214079), and two Korean patents (No. 2001-0090123 and 2001-0094358), related to the two-way auction system and the probability auction system.

GMarket has raised approximately KRW 8.0 billion from Oak Investment Partners, a multistage venture capital firm with a total portfolio of USD 5.8 billion under management. On December 30, 2004, GMarket issued Oak Investment Partners 251,530 shares of preferred stock at KRW 31,962.33 per share.

For the fiscal year ended December 31, 2005, GMarket had revenue of approximately KRW 70,335 million with an operating income of approximately KRW 3,560 million. For the three-month period ended March 31, 2006, GMarket had revenue of approximately KRW 28,336 million with an operating income of approximately KRW 1,534 million.

5.0  INDUSTRY OUTLOOK (2)

ASIAN-PACIFIC E-COMMERCE MARKET

According to IDC, Internet market growth is expected to continue at an extremely rapid pace in Asia/Pacific area, regardless of whether tracking users, buyers, or e-commerce revenues. By 2008, IDC forecasts that overall e-commerce will expand to US$1.43 trillion, mostly made up of the fast expanding business-to-business ("B2B") e-commerce market. By 2008, B2B e-

----------
(1) This section extracted from the GMarket, Inc. website at http://www.gmarket.co.kr and Oak Investment Partners website at http://www.oakinv.com; and discussions with Management.

(2) Based on IDC report titled "Asia/Pacific Internet Market 2004-2008 Forecast and Analysis," dated May 2004, and eMarketer.com report titled "Asia-Pacific E-Commerce: Spotlight on China, Japan, and South Korea," dated 2005.

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

commerce is expected to total US$1.29 trillion dollars from 2003 revenue of US$126.7 billion, which translates into a CAGR of 59.1% from 2003 to 2008.

Business-to-consumer ("B2C") e-commerce is expected to total US$138.8 billion by 2008, increasing at a CAGR of 36.5% from 2003 through 2008. This growth is expected to largely come from product sales such as books, music, IT products, and different types of tickets. At the same time, as broadband and mobile device usage increases, content e-commerce is expected to make up a greater portion of B2C e-commerce.

When looking at individual geography growth, the biggest story of the overall e-commerce market is the rapid pace that the Internet population in China is expected to continue to increase. Despite already leading the market growth in Asia in 2004 with 84.2 million Internet users, Internet population in China will grow at a CAGR of 23.7% from 2003 to 2008. Only India, with a CAGR of 83.7% from 2003 to 2008, is expected to see e-commerce grow at a faster rate than China with a CAGR of 81.0% for the same period. IDC forecasts China's e-commerce market in 2008 will total US$532 billion whereas India's e-commerce market will reach US$107.4 billion by 2008. Despite its relatively small size in the region, South Korea's e-commerce is expected to expand from US$41 billion in 2003 to US$256 billion by the end of 2008 according to IDC.

SOUTH KOREAN E-COMMERCE MARKET

For a country that the Economic Intelligence Unit ("EIU") calls "a latecomer to the digital world," South Korea is a leader in many of the key network connectivity measures that support e-commerce activity according to eMarketer.com. South Korea has the sixth-largest Internet user base in the world, with 31.5 million connections, and has a world-leading broadband penetration rate of 73.0%. South Korea also shares second place with the US in wireless Internet phone penetration after Japan. The government has played an instrumental role in developing the country's information and communications infrastructure by fostering competition and encouraging innovation through its "Cyber Korea 21" and "e-Korea Vision 2006" plans. The Cyber Shopping Mall Survey for February 2005 reported the existence of 3,525 retail e-commerce establishments in South Korea, implying the smallest annual increase over the past four years and further evidence of a sluggish economy.

With the number of new Internet users and broadband connections in South Korea reaching saturation levels, eMarketer.com forecasts that e-commerce growth will need to come from converting current Internet users into new online buyers and increasing the annual amount spent per online shopper. Q1 2005 online sales results surged 17.3% over the same quarter in 2004, indicating that the market is growing significantly.

Retail e-commerce sales in South Korea are conducted through cyber shopping malls, which took off in 1996 and are mainly affiliated with physical shopping malls. In 2004, consumer e-

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MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

commerce revenues, which include online travel and auction sales, reached US$6.3 billion, up 5.7% from the prior year, according to the results of the Cyber Shopping Mall Survey conducted by the Korea National Statistical Office ("KNSO").

While cyber shopping malls primarily do businesses with consumers, they also derive revenue from sales to businesses and government, and from sales between consumers. In 2004, these non-B2C sales amounted to 17.0% of total cyber shopping mall revenues. Total cyber shopping mall revenues are expected to grow at a 15.0% annual growth rate, from US$6.9 billion in 2003 to US$18.4 billion by 2010. Some of this growth is expected to come at the expense of traditional department store sales according to the Korea Information Strategy Development Institute ("KISDI").

South Korea's leading e-commerce player is Auction.com, a subsidiary of US-based eBay, which holds 13% of the market, according to a Morgan Stanley equity research report published in mid-2004. Second in the e-commerce market is Interpark Corporation ("Interpark"), a cyber shopping mall. After Interpark, the next largest e-commerce player is LG Home Shopping, a cable TV home shopping site, followed by Daum Communications Corporation ("Daum"), South Korea's largest Internet portal and a cyber shopping mall, which recently purchased Lycos from Spain's Terra Networks.

Korean consumers are shifting their spending from multi-channel retailers to Internet-only retailers. In February 2005, Internet-only retailers garnered 51.0% of online sales, compared to 42.5% of sales in the same period for the previous years. KNSO data show that while generalized malls generate more than twice the revenue of specialized malls, the latter are gaining some ground.

Highly educated women in their late twenties and early thirties are the most enthusiastic online shoppers in South Korea, according to several demographic studies including a survey by the Korea Chamber of Commerce & Industry ("KCCI"). Some 74.9% of female Internet users shop online, accounting for 59.4% of total online retail spending. Consumers in the 30-39 age bracket account for nearly half of all online spending. As much as 79.3% of Internet users in this age group buy goods and services online.

The largest e-commerce sales category, home electric appliances, electric and telecommunications equipment, generated 18.6% of total cyber shopping mall sales in 2004. The KISDI in its 2004 report predicted that the travel and reservation, child and infant products, sport and leisure, and fashion and clothing categories would lead growth out to the year 2010.

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

6.0  VALUATION APPROACHES

In order to estimate the value of the Common Stock, it was necessary to first estimate the Fair Value of the business enterprise ("Business Enterprise", defined as the sum total of the equity and interest-bearing debt) of GMarket as of the Valuation Date ("Phase I"). We then utilized the estimated Fair Value of the Business Enterprise and Duff & Phelps' proprietary option-based valuation model to estimate the Fair Value of the Common Stock in the context of the Company's capital structure as of each of the Valuation Date ("Phase II"). The following discussion details the steps associated with our methodology.

PHASE I VALUATION APPROACHES

Generally accepted valuation practice indicates that all assets, including businesses and equity capital, are valued using a range of methodologies but that all methodologies essentially represent variants or combinations of elements of three possible approaches, which themselves are interrelated.

INCOME APPROACH

The Income Approach is a valuation technique that provides an estimation of the Fair Value of a business based on the cash flows that a business can be expected to generate over its remaining life. This approach begins with an estimation of the annual cash flows a prudent investor would expect the subject business to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalent using a rate of return appropriate for the risk of achieving the business' projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual value of the business at the end of the discrete projection period to arrive at an estimate of the Fair Value of the Business Enterprise of GMarket.

We utilized the Income Approach in estimating the Fair Value of the Business Enterprise of GMarket as of the Valuation Date.

MARKET APPROACH

The Market Approach indicates the Fair Value of the equity of a business based on a comparison of the subject company to comparable firms in similar lines of business that are publicly traded or which are part of a public or private transaction, as well as prior subject company transactions. This Approach can be estimated through the Market Comparable Method, and the Market Transaction Method.

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

Market Comparable Method

The Market Approach indicates the Fair Value of the equity of a business by comparing it to publicly traded companies in similar lines of business. The conditions and prospects of companies in similar lines of business depend on common factors such as overall demand for their products and services. An analysis of the market multiples of companies engaged in similar businesses yields insight into investor perceptions and, therefore, the value of the subject company.

After identifying and selecting the comparable publicly traded companies, their business and financial profiles are analyzed for relative similarity. Considerations for factors such as size, growth, profitability, risk, and return on investment, etc. are also analyzed and compared to the comparable businesses. Once these differences and similarities are determined and proper adjustments are made, price or market value of Invested Capital ("MVIC") multiples (i.e., MVIC to revenue, MVIC to earnings before interest and taxes, MVIC to cash flow, etc.) of the publicly traded companies are calculated. These MVIC multiples are then applied to the subject company's operating results to arrive at an estimate of value.

We did not utilize the multiples from the Market Comparable Method in estimating the Fair Value of the Business Enterprise of GMarket. Although GMarket has several direct competitors, they are either too diversified or at a different growth stage. However, we utilized an implied multiples (implied revenue multiples) analysis to verify the reasonableness of the Fair Value of GMarket's business enterprise value estimated by the Income Approach.

Market Transaction Method

The Market Transaction Method is a valuation technique that estimates the Fair Value of a business based on market prices in actual transactions and on asking prices for businesses currently available for sale. The valuation process is a comparison and correlation between the subject business and other similar businesses. Considerations such as time and condition of sale and terms of agreements are analyzed for comparable businesses and are adjusted to arrive at an estimate of the Fair Value of Equity.

We did not directly utilize the Market Transaction Method in our Fair Value analysis due to the lack of transactions that have been completed where the target was comparable to GMarket.

Prior Sales of Company Stock

We also considered any prior arm's length sales of the subject company's equity.

Considerations that are factored into this method include 1) the size and amount of equity sold; 2) the relationship of the parties involved; 3) the timing compared to the valuation date; and 4) the financial condition and structure of the subject company at the time of the sale.

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

We considered the Prior Sales of the Company's Stock. Management indicated that approximately 0.4 million shares of GMarket's common stock have been privately traded at a price range from KRW 7,000 to KRW 8,000 between March and May 2006. These traded shares are approximately 1.3% of GMarket's common stock shares outstanding and approximately 0.9% of GMarket's total equity shares outstanding including common stock, preferred stock, and common stock options as of the Valuation Date.

We thus considered these private transactions as a relevant data point to determine the reasonableness of our concluded Fair Value for the Common Stock as of March 28, 2006.

COST APPROACH

The Cost Approach is a technique that uses the concept of replacement cost as an indicator of Fair Value. The premise of the Cost Approach is that a prudent investor would pay no more for an asset than the amount for which the asset could be replaced with a new one. Replacement cost new refers to the cost incurred to replace the asset in like utility using current material and labor rates. To the extent that the asset will provide less utility than a new one, the value of that asset is less than replacement cost new.

We did not use the Cost Approach in our analysis due to the nature of the business.

DISCOUNT RATE

Weighted Average Cost of Capital

When applying the Discounted Cash Flow Method (a form of the Income Approach), the cash flows expected to be generated by a business are discounted to their present value equivalent using a rate of return that reflects the relative risk of the investment, as well as the time value of money. This return is an overall rate based upon the individual rates of return for invested capital (equity and interest-bearing debt). This return, known as the weighted average cost of capital ("WACC"), can be calculated by weighting the required returns on interest-bearing debt, preferred equity capital, and common equity capital in proportion to their estimated percentages in an expected capital structure.

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

In determining the WACC, we utilized the following general formula for calculating the WACC:

          WACC = Kd * (d%) + Kp * (p%) + Ke * (e%)

where:

          Kd   = After-tax rate of return on debt capital;

          d%   = Debt capital as a percentage of the sum of the debt, preferred and common equity capital ("Total Invested Capital");

          Kp   = Rate of return on preferred equity capital;

          p%   = Percentage of preferred equity capital to the Total Invested
                 Capital;

          Ke   = Rate of return on common equity capital; and

          e%   = Common equity capital as a percentage of the Total Invested
                 Capital.

We estimated the required rate of return on equity using a Capital Asset Pricing Model ("CAPM"). This method is discussed in detail in Appendix I.

Based on our analysis, we estimated typical investors would require a WACC of 19.0% for an investment in the Company's industry as of March 28, 2006 on a marketable basis.

Venture Capital ("VC") Rate

In addition to calculating the industry WACC we also researched industry and valuation studies to gain a better understanding of the required return investors have for a company at this stage of development. Since GMarket is privately held and still in an emerging phase of development, we also considered a VC rate of return as a measure of the appropriate WACC. Table 1 shows expected venture capital returns for investments in companies in various stages of development.

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

                                     TABLE 1

                      VENTURE CAPITAL RATES OF RETURN GOALS
                          FOR EACH STAGE OF INVESTMENT*

                              (PERFORMANCE GRAPH)

                             (PLOT POINTS TO COME)

TABLE SOURCE - Fowler, Bradley, A., "What Do Venture Capital 'Pricing' Methods Tell About Valuation of Closely Held Firms?", Business Valuation Review, June 1989, pp. 73 - 79.

The stages of investment are defined as follows:

     - "Startup" - These companies are generally less than a year old and are involved in early product development and testing.

     - "First stage" - These companies are performing market studies, testing prototypes, and manufacturing limited amounts of products.

     - "Second stage" - These companies have a viable product and an established market. They have either received or are looking for financing in order to begin expanding the business. Net income is usually negative or insignificant.

     - "Third stage" - These companies are experiencing significant revenue growth. Net income may be positive but internally generated cash is probably insufficient to meet expansion requirements.

     - "Fourth stage" - These companies are profitable and growing rapidly. Additional capital may still be needed to fuel growth, but the risk associated with investing in an early stage company has diminished significantly.

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MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

     - "Bridge" or "Mezzanine" - These companies are planning for their IPO but need additional funds to carry them through to the completion of the offering. As a rule of thumb, mezzanine rounds are done within six months of a scheduled IPO.

In addition, the AICPA task force identified two publications (Fowler's article is based on Plummer's study) that provide guidance about the rates of return commanded by venture capital investors at various stages of an entity's development. A summary is set forth in Table 2.

Table 2

                                 Rates of Return

                                                  SCHERLIS AND
STAGE OF DEVELOPMENT                 PLUMMER(3)    SAHLMAN(4)
--------------------                 ----------   ------------
Start-up                              50% - 70%     50% - 70%
First Stage or "Early Development"    40% - 60%     40% - 60%
Second Stage or "Expansion"           35% - 50%     30% - 50%
Bridge/ IPO                           25% - 35%     20% - 35%

As of the Valuation Date, Management indicated that the Company was planning for an IPO in approximately four months. Therefore, we would classify GMarket in the "Bridge/IPO" category as of the Valuation Date.

Discount Rate Conclusion

GMarket's e-commerce industry WACC represents competitors that are diversified and have different expectations of return on investment; which is not reflective of GMarket's current situation. As result, based on our understanding of the Company, we have applied a discount rate based on a VC rate to the GMarket projections for the Valuation Date.

Based on our analysis, we estimated typical investors would require a return (which includes adjustments for non-marketability) as presented in Table 3 for an investment in GMarket based on a VC rate for the Valuation Date.

Table 3

                             Concluded Discount Rate

VALUATION DATE   DISCOUNT RATE
--------------   -------------
March 28, 2006        20%

PHASE II APPROACH

The valuation methodology utilized to determine the value of each class of equity in the Company is based on the principles of option pricing theory. Under this methodology, each

----------
(3)  Plummer, James L., QED Report on Venture Capital Financial Analysis (Palo
     Alto: QED Research, Inc., 1987).

(4) Scherlis, Daniel R. and William A. Sahlman, A Method for Valuing High-Risk, Long Term, Investments: The Venture Capital Method (Boston: Harvard Business School Publishing, 1987).

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MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

class of stock is modeled as a call option with a unique claim on the assets of the Company. The characteristics of each class of stock, as determined by the shareholder agreement, determine the uniqueness of each class of stock's claim on the Company's assets, and these characteristics are modeled as distinct call options. Stock characteristics that are incorporated directly into the option valuation models include liquidation preferences, participation features, convertibility features and ratios, and value sharing between classes of stock.

The resulting option valuation models may be represented by an option payoff diagram that depicts value of the preferred stock as a function of overall firm value (see Figure 1).

                                    (CHART)

In the payoff diagram above, as the value of the firm increases from zero to Point 2, all value accrues to debt holders until the Company's debt obligations are fully met. As the value of the firm increases from Point 2 to Point 3, the liquidation preference of the preferred stock, all value accrues to the preferred stock. As the value of the firm increases beyond the liquidation preference of the preferred stock, additional value accrues to both preferred and common shareholders until the preferred stock is worth its liquidation preference (Point 4). Any additional value then accrues solely to the common shareholders until Point 5 where the common stock is worth the liquidation preference and preferred shareholders convert their preferred holdings into common shares. All additional value to be distributed past this conversion point is shared pro-rata by the common and preferred shareholders according to the post-conversion share ratio.

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

Determining the value of the debt, preferred and common shares is a process of disaggregating the payoff diagram and representing each class of stock as a series of call options based on the accrual of value, as described above. Utilizing the payoff diagram depicted in Figure 1, the value of the debt is equal to the value of the first call option (Point 1) less the value of the second call option (Point 2).

Utilizing the payoff diagram depicted in Figure 2, the value of the preferred stock is equal to the value of the second call option less the value of the third call option (between Point 2 and Point 3), plus the preferred stocks' pro-rata share (participating ratio) of the third call option (between Point 3 and Point 4), plus the preferred stocks' pro-rata share (post-conversion share ratio) of the value of the fifth call option (Point 5 onwards).

                                    (CHART)

As depicted in Figure 3, the common stock value is equal to its participating share of the value of the third call option (between Point 3 and Point 4), plus the fourth call option (between Point 4 and Point 5), plus the common stocks' pro-rata share of the value of the fifth call option (Point 5 onwards).

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

                                    (CHART)

The value of each option, once disaggregated from the other options, is typically determined utilizing the Black-Scholes Option Pricing model. The model demonstrates that an investment in an underlying security, financed with debt, creates a payoff stream that exactly matches the payoff stream of an option in the security. Since arbitrage would be possible if the values for the two positions were different, the Black-Scholes model accurately determines the value of the option. The inputs required to calculate the value of an option using the Black-Scholes model are: the value of the underlying asset, the exercise price, the risk-free rate, the volatility of the underlying asset, and the time to expiration of the option. The inclusion of options and warrants in the capital structure add complexity to the calculations but are also modeled using the framework presented above.

In the context of determining the value of each class of stock in a privately held company, the value of the underlying asset is the total asset value of the company (i.e. the Business Enterprise value).

7.0  APPLICATION OF THE PHASE I VALUATION APPROACHES

INCOME APPROACH

We utilized the Income Approach to estimate the Fair Value of the Business Enterprise of GMarket as of the Valuation Date. The following section details our primary assumptions in the development of the Income Approach.

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

CASH FLOW ASSUMPTIONS

For the March 28, 2006 Income Approach, the following assumptions were made relating to the projection of GMarket's available cash flows.

- REVENUE - Management projected revenues for fiscal year ended December 31, 2006 through fiscal year ended December 31, 2010. Fiscal years 2011 to 2015 revenue growth rates were estimated based on an extrapolation to a long-term growth rate (and consideration of the industry growth rates and market size). From fiscal year 2006 to fiscal year 2015 ("Projection Period"), revenues were projected to grow from KRW 155,283 million in 2006 to KRW 606,234 million in 2015, representing a CAGR of 16.3% between 2006 and 2015.

- COST OF REVENUE - Management projected Cost of Revenue, as a percentage of revenue, to be 0.0% throughout the Projection Period.

- SELLING, GENERAL AND ADMINISTRATIVE ("SG&A") EXPENSES - Management projected SG&A expenses (including depreciation and amortization), as a percentage of revenue, to be approximately 89.7% for fiscal year 2006 and to decrease to 70.0% by 2014 and 2015.

- INCOME TAXES - Based on discussions with Management, an effective tax rate of 17.0% was used to calculate income taxes from fiscal years 2006-2007. For the remainder of the Projection Period, an effective tax rate of 27.5% was used based on discussions with Management and KPMG's Corporate Tax Rates Survey, dated January 2004.

CASH FLOW ADJUSTMENTS

- DEPRECIATION - To net profit we added depreciation and amortization expense, since these are expenses that do not require cash outflows.

- CAPITAL EXPENDITURES - We subtracted anticipated capital expenditures based on Management projections. Capital expenditures were projected to be approximately 9.7% of revenue in fiscal year 2006 and to decrease to approximately 8.2% of revenue by 2010 and the remainder of the Projection Period.

- WORKING CAPITAL INVESTMENT - We adjusted net income to reflect changes in working capital requirements. We estimated that necessary investments in working capital would be 5.0% of incremental sales each year. We estimated this percentage based on industry benchmarking.

We then applied a present value factor based on the discount rates presented above to estimate the present value of the cash flows for the Projection Period of the Valuation Date.

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

- RESIDUAL VALUE - The present value of the residual represents the amount an investor would pay today for the rights to the cash flows of the business for the years subsequent to the Projection Period. In calculating the residual value, a normalized available cash flow was estimated based on the last year of the Projection Period. Depreciation, capital expenditures, and operating working capital investment were normalized to match long-term expectations of an increase in revenue. Normalized available cash flow is estimated to grow at 5.0% per year based on the expected growth of the e-commerce market. The cash flows, in the residual year, were capitalized using a rate calculated by subtracting the long-term expected annual growth rate of 5.0% from a beta-adjusted long-term WACC. We then applied a present value factor to estimate the present value of the residual cash flows.

We summed the present value of the residual and the sum of the present value of available cash flows for the Projection Period to arrive at an indicated value of GMarket's Invested Capital before adjustments as of the Valuation Date. The indicated value of invested capital represents the Company's value of long-term interest-bearing debt capital plus equity capital before consideration of any non-operating assets or liabilities.

BUSINESS ENTERPRISE VALUE ADJUSTMENTS - AS OF THE VALUATION DATE

- EXCESS WORKING CAPITAL (DEFICIT) - The excess working capital (deficit) was added to (subtracted from) the cash flows.

INCOME APPROACH CONCLUSION

Based on the Income Approach as described above and as summarized in Exhibit 3.0, the Fair Value of the Business Enterprise of GMarket on a non-marketable, minority basis as of the Valuation Date is approximately:

FAIR VALUE OF BUSINESS ENTERPRISE VALUE   KRW383,000,000,000

MARKET APPROACH

IMPLIED MARKET MULTIPLES

We used the Market Comparable Approach in order to determine whether our estimation of the business enterprise value of GMarket using the Income Approach was reasonable compared to the historical performance of GMarket's comparable companies. Specifically, we calculated a median of the multiples of MVIC less cash and short-term investments to Last Twelve Months ("LTM") revenue ("LTM multiples") and to Forecasted Twelve Months ("FTM") revenue ("FTM multiples") of the publicly traded companies as of the Valuation Date. Then, we calculated the implied LTM and FTM multiples for GMarket by dividing GMarket's business

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

enterprise value (as indicated by the Income Approach) by GMarket's LTM and FTM revenues, respectively. The "cash" excluded from the MVIC multiple includes cash, cash equivalents, marketable securities, long-term investments, and restricted investments (where applicable).

In selecting the comparable companies, we researched companies involved in GMarket's industry. Each of these companies was analyzed based on various factors, including, but not limited to, industry similarity, financial risk, company size, and number of employees. After identifying and selecting the comparable publicly traded companies, we analyzed their business and financial profiles for relative similarity. The comparable companies we used in our analysis include: Amazon.com, Inc., eBay, Inc., 1 800 Flowers.com, Inc., Priceline.com, Inc., Blue Nile, Inc., Interpark, and Daum because they are the closest comparables in both service offerings and growth potential based on the growth of e-commerce sector. Of the comparable companies, the multiples for eBay, Inc. were excluded as outliers in the analysis.

As a result of the Implied Market Multiples analysis, Table 4 shows the multiples used in our analysis as of the Valuation Date:

Table 4

                        Implied Market Multiples Analysis

         MULTIPLES           MARCH 28, 2006
         ---------           --------------
Median Market LTM Multiple        1.4x
Median Market FTM Multiple        1.2x
GMarket LTM Multiple              4.2x
GMarket FTM Multiple              2.2x

8.0  APPLICATION OF THE PHASE II APPROACH

CAPITAL STRUCTURE ANALYSIS

Taking into account the unique characteristics of the preferred equity where applicable, the payoff characteristics for the preferred and common equity were calculated using the various breakpoints along the possible future values of the Company at liquidation where each class of equity shares a different percentage of the value of the Company.

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

STOCK SPLIT ADJUSTMENT

On December 2, 2005, GMarket's shareholders approved a 50-for-1 stock split, effective January 5, 2006. For our March 28, 2006 analysis, we adjusted the exercise price, liquidation preference (for preferred stock), per share value, and the number of shares outstanding of each class of GMarket's equity according to the 50-for-1 stock split.

As of March 28, 2006, GMarket had 30,400,000 of common stock shares outstanding and 44,566,500 of total equity shares after the 50-for-1 stock split adjustment.

ASSUMPTIONS

Additional inputs for the options-based valuation model as of the Valuation Date are as follows:

As of March 28, 2006

     - Risk Free Rate = 4.69% (The weighted average yield to maturity on 3-month and 6-month Treasury notes)

     -    Volatility = 90% (based on comparable public companies)

     -    Time to Expiration = 0.3 years (based on Management's expectation)

     - Underlying Asset Value = KRW 383,000 million (Estimated Fair Value of the Business Enterprise)

OPTION PRICING RESULTS

Utilizing the option pricing methodology based on the capital structure and the assumptions listed above, our estimation of the indicated Fair Value of the Common Stock of GMarket on a non-marketable, minority per share basis, as of the Valuation Date, is approximately as shown in Table 5:

Table 5

              Summary of the Fair Value of the GMarket Common Stock

                  NUMBER OF   PER SHARE FAIR VALUE   PER SHARE FAIR VALUE
VALUATION DATE     SHARES           (IN KRW)               (IN USD)         EXHIBIT
--------------   ----------   --------------------   --------------------   -------
March 28, 2006   30,400,000          KRW8,700                $8.90            2.0

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

EXPECTED LIFE OF OPTIONS GRANTED

According to Management, the Granted Options will have 25 vesting periods between 2 and 4 years as of the Valuation Date. Specifically, 50% of the number of the Granted Options will have a two year vesting period, and the other half will have vesting periods varying from two years and one month to four years (i.e., 2.083% of the number of the Granted Options will be equally distributed each month). It is our understanding that in Management's view the Granted Options are likely to be exercised as soon as the vesting periods end due to the volatile nature of the Company's business. Therefore, we estimated the expected life of the Granted Options to be approximately three years.

VALUATION OF OPTIONS GRANTED

The options granted on March 28, 2006 were valued using the Black-Scholes formula. The inputs used were:

As of March 28, 2006

     -    Fair Value of Common Stock (Non-marketable, Minority basis) = KRW
          8,700

     -    Exercise Price of Option Granted = KRW 9,000

     -    Expected Life of Option Granted = 3.0 years

     -    Risk Free Rate based on Option Expiration Date = 4.79%

     -    Volatility of Assets based on Option Expiration Date = 70%

9.0  CONCLUSION

AS OF MARCH 28, 2006

Based on the Income Approach and the capital structure analysis, the indicated values of the Common Stock of GMarket and the Granted Options of GMarket on a non-marketable, minority basis using an Underlying Asset Value of KRW 383,000 million (equivalently USD 392.1 million) as of March 28, 2006, are approximately:

COMMON STOCK      KRW8,700 (EQUIVALENTLY USD8.90)
GRANTED OPTIONS   KRW4,200 (EQUIVALENTLY USD4.30)

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

10.0 LIMITING CONDITIONS

This document has been prepared solely for Management for the purposes stated herein and should not be relied upon for any other purpose. Unless required by law, you shall not provide such report to any third party requiring this Fair Value analysis, or refer to us or our services without our prior written consent, which we may at our discretion grant, withhold, or grant subject to conditions. In no event, regardless of whether consent has been provided, shall we assume any responsibility to any third party to which the report is disclosed or otherwise made available.

While our work has involved an analysis of financial information and accounting records, our engagement does not include an audit in accordance with generally accepted auditing standards of the Company's existing business records. Accordingly, we assume no responsibility and make no representations with respect to the accuracy or completeness of any information provided by and on behalf of the Company.

Budgets/projections/forecasts relate to future events and are based on assumptions, which may not remain valid for the whole of the relevant period. Consequently, this information cannot be relied upon to the same extent as that derived from audited accounts for completed accounting periods. We express no opinion as to how closely the actual results will correspond to those projected/forecast by the Company.

Full terms and conditions of our work are included in our Engagement Letter dated March 27, 2006.

Yours very truly,


(DUFF & PHELPS, LLC)
Duff & Phelps, LLC

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

APPENDIX I

DETERMINATION OF DISCOUNT RATE

When applying the Income Approach, the cash flows expected to be generated by a business are discounted to their present value equivalent using a rate of return that reflects the relative risk of the investment, as well as the time value of money. This return is an overall rate based upon the individual rates of return for invested capital (equity and interest- bearing debt). This return, known as the WACC (also known as the rate of return on invested capital), is calculated by weighting the required returns on interest-bearing debt, preferred equity capital, and common equity capital in proportion to their estimated percentages in an expected capital structure.

The following is a general discussion of the methods used in our derivation of the WACC.

The general formula for calculating the WACC is:

         WACC = Kd * (d%) + Kp * (p%) + Ke * (e%)

where:

         Kd   = After-tax rate of return on debt capital;

         d%   = Debt capital as a percentage of the sum of the debt, preferred and common equity capital ("Total Invested Capital");

         Kp   = Rate of return on preferred equity capital;

         p%   = Percentage of preferred equity capital to the Total Invested
                Capital;

         Ke   = Rate of return on common equity capital; and

         e%   = Common equity capital as a percentage of the Total Invested
                Capital.

RATES OF RETURN ON DEBT

The rate of return on debt capital is the rate a prudent debt investor would require on interest-bearing debt. Since the interest on debt capital is deductible for income tax purposes, we used the after-tax interest rate in our calculation.

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

The after-tax rate of return on debt capital is calculated using the formula:

         Kd  = (K + Crp) x (1 - t)

where:

         Kd  = After-tax rate of return on debt capital;

         K   = Pre-tax rate of return on debt capital;

         Crp = Country Risk Premium

         t   = Effective tax rate.

The rate of return on debt capital in the industries in which GMarket competes was estimated to be 6.5%, which reflects the Standard & Poor's BBB Corporate Bond Yield as of the Valuation Date. Adding the country risk premium for South Korea results in a rate of return on debt capital of 7.3%.

As interest payments on debt are deductible against tax, we calculated the after-tax required rate of return on debt capital using a 27.5% effective tax rate. Inserting these assumptions into the above formula results in a required rate of return on debt capital of 5.3% as of the Valuation Date.

Preferred equity is not deductible against tax so the required rate on preferred equity capital is 7.3%, the rate of return on debt capital plus the country risk premium for South Korea.

REQUIRED RETURN ON EQUITY

CAPITAL ASSET PRICING MODEL

The rate of return on equity capital is estimated using the CAPM. CAPM has been empirically tested and is widely accepted for the purpose of estimating a company's required return on equity capital.(5) In applying the CAPM, the rate of return on common equity is estimated as the current risk-free rate of return on US Treasury bonds, plus a country risk premium, plus a market risk premium expected over the risk-free rate of return, multiplied by the "beta" for the stock and the country relative volatility, and plus a small stock premium. Beta is defined as a risk measure that reflects the sensitivity of a company's stock price to the movements of the stock market as a whole.

----------
(5)  Investments, W.F. Sharpe, Prentice Hall: Englewood Cliffs, New Jersey
     (1985).

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

The CAPM rate of return on equity capital is calculated using the formula:

          Ke      = Rf + Crp + B x Crv x (Rm - Rf) + Ssp

where:

          Ke      = Rate of return on equity capital;

          Rf      = Risk-free rate of return;

          Crp     = Country risk premium;

          B       = Beta or systematic risk for this type of equity investment;

          Crv     = Country relative Volatility

          Rm - Rf = Market risk premium; The expected return on a broad portfolio of stocks in the market (Rm) less the risk free rate (Rf);

          Ssp     = Small stock premium.

The measures used in this analysis were as follows:

                                     March 28, 2006
                                     --------------
Risk-free rate of return:                  5.0%
Country Risk Premium:                      0.8%
Projected Beta (industry average):        1.40
Country Relative Volatility:              1.04
Market Risk Premium:                       5.0%
Small Stock Premium:                       6.4%

Risk-Free Rate of Return

For the risk-free rate of return, we used the yield on long-term US bonds as of the Valuation Date.

Country Risk Premium

To reflect the country-specific risk present in Korean equity market, we used the country risk premium for South Korea as of the Valuation Date.

Beta(6)

Beta is a statistical measure of the volatility of the price of a specific stock relative to the movement of a general group. Generally, beta is considered to be indicative of the market's perception of the relative risk of the specific stock. We determined the appropriate beta to be used in our analysis by evaluating the betas of comparable companies.

----------
(6)  All betas used in the analysis are projected betas provided by BARRA.

MR. DUCKJUN (D.J.) LEE
FINAL LETTER REPORT
JUNE 14, 2006

Country Relative Volatility

To reflect the country-specific equity volatility present in Korean equity market, we used the country relative volatility for South Korea as of the Valuation Date.

Market Risk Premium

Practical application also relies on an estimate of the Market Risk Premium. Since the expectations of the average investor are not directly observable, the Market Risk Premium must be inferred using one of several methods. One approach is to use premiums that investors have historically earned over and above the returns on long-term Treasury bonds. The premium obtained using the historical approach is sensitive to the time period over which one calculates the average. Depending on the time period chosen, the historical approach yields an average premium in a range of 5% to 8%. Several forward-looking studies indicate a range of 3% to 8% and various surveys of practitioner's usage indicate 4% to 7%. Thus, considering a range of 3% to 8% from the various approaches (i.e. historical, forward-looking, and practitioner's usage) we then applied a 5% premium.

Premium for Small Size

The CAPM rate of return is adjusted by a premium that reflects the extra risk of an investment in a small company. This premium is derived from historical differences in returns between small companies and large companies, using data published by Ibbotson Associates.

CONCLUSION

Based on the method described above, we concluded that typical investors would require a WACC of 19.0% for GMarket on a marketable basis as of March 28, 2006.

                                                                     EXHIBIT 1.0
                                                                     PAGE 1 OF 2


GMARKET, INC.
VALUATION OF THE COMMON STOCK AND OPTIONS OF GMARKET, INC.
AS OF MARCH 28, 2006
SUMMARY OF THE FAIR VALUE OF THE COMMON STOCK AND OPTIONS GRANTED OF GMARKET (Actuals, except for percentages)

                                                                     VALUATION DATE
                                       -------------------------------------------------------------------------
                                        MARCH 30, 2001     MARCH 25, 2002     MARCH 25, 2003     MARCH 30, 2004
                                       ----------------   ----------------   ----------------   ----------------
FAIR VALUE OF COMMON STOCK PER SHARE
   (NON-MARKETABLE, MINORITY BASIS)    KRW        2,800   KRW        4,100   KRW        9,700   KRW       13,500
BUSINESS ENTERPRISE VALUE OF GMARKET
   (NON-MARKETABLE, MINORITY BASIS)    KRW1,000,000,000   KRW2,300,000,000   KRW6,000,000,000   KRW8,300,000,000
TIME TO LIQUIDATION EVENT (IN YEARS)
   FOR THE COMPANY                                  5.0                4.0                3.0                2.0
VOLATILITY OF COMPANY ASSETS (%)                   80.0%              80.0%              70.0%              70.0%
DISCOUNT RATE APPLIED TO CASH FLOWS                30.0%              35.0%              50.0%              50.0%
EQUITY VALUATION EXHIBIT NUMBER
BUSINESS ENTERPRISE VALUATION:
   INCOME APPROACH EXHIBIT NUMBER
IMPLIED MARKET MULTIPLES EXHIBIT
   NUMBER
WEIGHTED AVERAGE COST OF CAPITAL
   EXHIBIT NUMBER
KOREAN WON / DOLLAR AS OF THE
   VALUATION DATE                                 1,332              1,332              1,250              1,153
FAIR VALUE OF COMMON STOCK PER SHARE
   (NON-MARKETABLE, MINORITY BASIS)      $         2.10     $         3.10     $         7.80     $        11.70
BUSINESS ENTERPRISE VALUE OF GMARKET
   (NON-MARKETABLE, MINORITY BASIS)      $      800,000     $    1,700,000     $    4,800,000     $    7,200,000

                                                                        VALUATION DATE
                                       -------------------------------------------------------------------------------
                                       DECEMBER 30, 2004     MARCH 22, 2005     DECEMBER 2, 2005      MARCH 28, 2006
                                       -----------------   -----------------   ------------------   ------------------
FAIR VALUE OF COMMON STOCK PER SHARE
   (NON-MARKETABLE, MINORITY BASIS)    KRW        19,900   KRW        44,000   KRW        297,900   KRW          8,700(1)
BUSINESS ENTERPRISE VALUE OF GMARKET
   (NON-MARKETABLE, MINORITY BASIS)    KRW20,100,000,000   KRW40,200,000,000   KRW261,100,000,000   KRW383,000,000,000
TIME TO LIQUIDATION EVENT (IN YEARS)
   FOR THE COMPANY                                   2.0                 1.8                  0.8                  0.3
VOLATILITY OF COMPANY ASSETS (%)                   100.0%               90.0%                90.0%                90.0%
DISCOUNT RATE APPLIED TO CASH FLOWS                 50.0%               35.0%                25.0%                20.0%
EQUITY VALUATION EXHIBIT NUMBER                                                                                    2.0
BUSINESS ENTERPRISE VALUATION:
   INCOME APPROACH EXHIBIT NUMBER                                                                                  3.0
IMPLIED MARKET MULTIPLES EXHIBIT
   NUMBER                                                                                                          4.0
WEIGHTED AVERAGE COST OF CAPITAL
   EXHIBIT NUMBER                                                                                                  5.0
KOREAN WON / DOLLAR AS OF THE
   VALUATION DATE                                  1,041               1,010                1,038                  977
FAIR VALUE OF COMMON STOCK PER SHARE
   (NON-MARKETABLE, MINORITY BASIS)      $         19.10     $         43.60     $         287.00     $           8.90(1)
BUSINESS ENTERPRISE VALUE OF GMARKET
   (NON-MARKETABLE, MINORITY BASIS)      $    19,300,000     $    39,800,000     $    251,500,000     $    392,100,000

Notes:

(1) Fair Value of Common Stock per Share as of March 28, 2006 reflects the 50-for-1 stock split adjustment.

                                                                     EXHIBIT 1.0
                                                                     PAGE 2 OF 2


GMARKET, INC.
VALUATION OF THE COMMON STOCK AND OPTIONS OF GMARKET, INC.
AS OF MARCH 28, 2006
FAIR VALUE OF THE OPTIONS GRANTED BY VALUATION DATE: BLACK SCHOLES CALCULATION (Actuals, except for percentages)

                                                                 VALUATION DATE
                                       -----------------------------------------------------------------
                                       MARCH 30, 2001   MARCH 25, 2002   MARCH 25, 2003   MARCH 30, 2004
                                       --------------   --------------   --------------   --------------
Fair Value of Common Stock
   (Non-marketable, Minority basis)       KRW2,800         KRW4,100         KRW9,700        KRW13,500
Exercise Price of Option Granted             5,000            5,000            7,000            7,000
Expected Life of Option Granted (yrs)          3.0              3.0              3.0              3.0
Risk Free Rate based on option
   expiration date (%)                        4.33%            4.38%            2.12%            2.05%
Volatility of Assets based on option
   expiration date (%)                          80%              80%              70%              70%
                                          --------         --------         --------        ---------
FAIR VALUE OF OPTION GRANTED
   (NON-MARKETABLE, MINORITY BASIS)
   (ROUNDED)                                 1,100            2,000            5,400            8,700
Intrinsic Value of Option Granted              N/A              N/A            2,700            6,500
KOREAN WON / DOLLAR AS OF THE
   VALUATION DATE                            1,332            1,332            1,250            1,153
FAIR VALUE OF OPTION GRANTED
   (NON-MARKETABLE, MINORITY BASIS)
   (ROUNDED)                                $ 0.80           $ 1.50           $ 4.30          $  7.50
INTRINSIC VALUE OF OPTION GRANTED              N/A              N/A             2.20             5.60

                                                         VALUATION DATE
                                       --------------------------------------------------
                                       MARCH 22, 2005   DECEMBER 2, 2005   MARCH 28, 2006
                                       --------------   ----------------   --------------
Fair Value of Common Stock
   (Non-marketable, Minority basis)      KRW44,000         KRW297,900        KRW8,700(1)
Exercise Price of Option Granted            32,000            200,000           9,000(1)
Expected Life of Option Granted (yrs)          3.0                3.0             3.0
Risk Free Rate based on option
   expiration date (%)                        4.06%              4.43%           4.79%
Volatility of Assets based on option
   expiration date (%)                          70%                70%             70%
                                         ---------         ----------        --------
FAIR VALUE OF OPTION GRANTED
   (NON-MARKETABLE, MINORITY BASIS)
   (ROUNDED)                                25,200            177,700           4,200(1)
Intrinsic Value of Option Granted           12,000             97,900             N/A(1)
KOREAN WON / DOLLAR AS OF THE
   VALUATION DATE                            1,010              1,038             977
FAIR VALUE OF OPTION GRANTED
   (NON-MARKETABLE, MINORITY BASIS)
   (ROUNDED)                               $ 25.00           $ 171.20          $ 4.30(1)
INTRINSIC VALUE OF OPTION GRANTED            11.90              94.30             N/A(1)

Notes:

(1) Fair Value of Common Stock per Share, Exercise Price of Option Granted, Fair Value of Option Granted, and Intrinsic Value of Option Granted as of March 28, 2006 reflect the 50-for-1 stock split adjustment.

                                                                     EXHIBIT 2.0
                                                                     PAGE 1 OF 4


GMARKET, INC.
VALUATION OF THE COMMON STOCK AND OPTIONS OF GMARKET, INC.
AS OF MARCH 28, 2006
PER SHARE VALUATION OF EQUITY
(Actual)

OPTION PRICING MODEL ASSUMPTIONS

Fair Value of Assets                    KRW383,000,000,000   Based on Non-marketable, Minority Enterprise Value
Volatility (of the assets) in % per
   Annum (rounded)                                      90%  Based on Comparable Companies
Time to Liquidation Event (in years)                   0.3   Based on Management's Estimates
Risk-Free Rate of Return                              4.69%  Based on the yield of 3-month and 6-month treasuries

                             Liquidation                           Exercise price or
                            preference /         Agregate         Participation cap /
Full name        Seniority    Share (1)   Liquidation Preference       Share (1)
---------        ---------  ------------  ----------------------  -------------------
Debt
Common
Preferred Stock      1        KRW639.25      KRW8,039,484,865              --
                                             ----------------
TOTALS                                       KRW8,039,484,865
                                             ================

                              Percent   Conversion  Per share
                  Number of    Fully   or exercise  valuation
Full name        shares (1)  Dilluted     ratio        (1)     Total class valuation
---------        ----------  --------  -----------  ---------  ---------------------
Debt                                                            KRW              0
Common           30,400,000    68.2%                 KRW8,662      263,335,966,114
Preferred Stock  12,576,500    28.2%        1           8,662      108,942,262,577
                 ----------   -----                             ------------------
TOTALS           44,566,500   100.0%                            KRW383,000,000,000
                 ==========   =====                             ==================

PER SHARE VALUE OF THE COMMON STOCK OF GMARKET
   (ON A NON-MARKETABLE, MINORITY BASIS) (ROUNDED)   KRW8,700

Notes:

(1) Liquidation preference for preferred stock, number of shares for common and preferred stocks, and per share valuation reflect the 50-for-1 stock split adjustments.

                                                                     EXHIBIT 2.0
                                                                     PAGE 2 OF 4


GMARKET, INC.
VALUATION OF THE COMMON STOCK AND OPTIONS OF GMARKET, INC.
AS OF MARCH 28, 2006
BREAKPOINT DESCRIPTION
(Actuals, except for percentages)

BREAKPOINT DESCRIPTIONS

LIQUIDATION VALUE   EVENT
-----------------   -----
               0    BEGIN TO PAY OFF SENIOR PREFERRED.

   8,039,484,865    PREFER REACH THEIR FULL LIQUIDATION PREFERENCE. COMMON
                    STARTS SHARING IN UPSIDE.

  11,079,484,865    OPTION 1 EXERCISE INTO COMMON.

  11,079,484,865    OPTION 2 EXERCISE INTO COMMON.

  12,301,484,865    OPTION 3 EXERCISE INTO COMMON.

  12,301,484,865    OPTION 4 EXERCISE INTO COMMON.

  27,703,242,475    PREFER CONVERT TO COMMON.

  27,735,960,000    OPTION 5 EXERCISE INTO COMMON.

 175,127,400,000    OPTION 6 EXERCISE INTO COMMON.

                                                                     EXHIBIT 2.0
                                                                     PAGE 3 OF 4


GMARKET, INC.
VALUATION OF THE COMMON STOCK AND OPTIONS OF GMARKET, INC.
AS OF MARCH 28, 2006
CAPITAL STRUCTURE DETAILS
(Million Korean Won, except for percentages and exercise price)

Valuation Date   28-Mar-06

OPTIONS OUTSTANDING BY STRIKE PRICE

     Unadjusted for the 50-for-1 Stock Split

                                                     OPTION     NUMBER OF                            TOTAL
                                                   EXPIRATION    OPTIONS     NUMBER     NUMBER     REMAINING      TIME TO
       NAME          EXERCISE PRICE   GRANT DATE      DATE       GRANTED    RETIRED   EXERCISED   OUTSTANDING   EXPIRATION
------------------   --------------   ----------   ----------   ---------   -------   ---------   -----------   ----------
Stock Option - 1st     KRW  5,000      30-Mar-01    30-Mar-10     72,000     26,500     44,000        1,500         4.0
Stock Option - 2nd          5,000      25-Mar-02    25-Mar-11     72,000     15,500     55,000        1,500         5.0
Stock Option - 3rd          7,000      25-Mar-03    25-Mar-12     37,500      7,500     29,000        1,000         6.0
Stock Option - 4th          7,000      30-Mar-04    30-Mar-13     6,000       1,000       --          5,000         7.0
Stock Option - 5th         32,000      22-Mar-05    22-Mar-14     9,900       1,100       --          8,800         8.0
Stock Option - 6th     KRW200,000       2-Dec-05     2-Dec-14     14,500        500       --         14,000         8.7
                                                                 -------                             ------
Total                                                            211,900                             31,800

     Adjusted for the 50-for-1 Stock Split

                                                     OPTION      NUMBER OF                              TOTAL
                                                   EXPIRATION     OPTIONS      NUMBER      NUMBER     REMAINING      TIME TO
       NAME          EXERCISE PRICE   GRANT DATE      DATE        GRANTED     RETIRED    EXERCISED   OUTSTANDING   EXPIRATION
------------------   --------------   ----------   ----------   ----------   ---------   ---------   -----------   ----------
Stock Option - 1st          100        30-Mar-01    30-Mar-10    3,600,000   1,325,000   2,200,000       75,000        4.0
Stock Option - 2nd          100        25-Mar-02    25-Mar-11    3,600,000     775,000   2,750,000       75,000        5.0
Stock Option - 3rd          140        25-Mar-03    25-Mar-12    1,875,000     375,000   1,450,000       50,000        6.0
Stock Option - 4th          140        30-Mar-04    30-Mar-13      300,000      50,000          --      250,000        7.0
Stock Option - 5th          640        22-Mar-05    22-Mar-14      495,000      55,000          --      440,000        8.0
Stock Option - 6th        4,000         2-Dec-05     2-Dec-14      725,000      25,000          --      700,000        8.7
                                                                ----------                            ---------
Total                                                           10,595,000                            1,590,000

                                                                     EXHIBIT 2.0
                                                                     PAGE 4 OF 4


GMARKET, INC.
VALUATION OF THE COMMON STOCK AND OPTIONS OF GMARKET, INC.
AS OF MARCH 28, 2006
CAPITAL STRUCTURE DETAILS
(Actual KRW, Actual $)

Valuation Date   28-Mar-06

                                         U.S. Dollar   Won/Dollar   Korean Won
                                         -----------   ----------   ----------
PREFERRED STOCK LIQUIDATION PREFERENCE
   Initial Liq. Preference                    $0.65        977          KRW639
   Date of Preferred A Round              30-Dec-04                  30-Dec-04
   Projected Date of IPO                  15-Jul-06                  15-Jul-06
   Years to IPO                                 0.3                        0.3
   Future Value Factor                        1.000                      1.000
                                          ---------                 ----------
   Liquidity Pref at IPO                      $0.65        977          KRW639
                                          =========                 ==========

PREFERRED STOCK CONVERSION RATIO
   Original Price                             $0.65        977             639
   Concluded Conversion Price                 $0.65        977             639

                                          Korean Won
                                          ----------
DEBT OUTSTANDING
   Short-term borrowings                       --
   Current LT borrowings                       --
   Long-term borrowings                        --
                                              ---
   Total Debt(1)                               --
                                              ===

Notes:

(1)  Debt Balance as of the Valuation Date provided by Management.

(2) Liquidity preference for preferred stock is adjusted for the 50-for-1 stock split.

                                                                     EXHIBIT 3.0
                                                                     PAGE 1 OF 2


GMARKET, INC.
ENTERPRISE VALUATION OF GMARKET, INC.
AS OF MARCH 28, 2006
BUSINESS ENTERPRISE VALUE
(in millions KRW, except percentages)

                                                      HISTORICAL          PROJECTIONS - FOR THE FISCAL YEARS ENDING DECEMBER 31,
                                                 --------------------  ------------------------------------------------------------
                                                    2004       2005        2006         2007        2008        2009        2010
                                                 ---------  ---------  ------------  ----------  ----------  ----------  ----------
TOTAL REVENUE                                    KRW14,137  KRW70,335  KRW  155,283  KRW227,288  KRW275,787  KRW320,772  KRW366,703
                                                 ---------  ---------  ------------  ----------  ----------  ----------  ----------
      Growth Rate                                               397.5%        120.8%       46.4%       21.3%       16.3%       14.3%
COST OF GOODS SOLD                                      --         --            --          --          --          --          --
                                                 ---------  ---------  ------------  ----------  ----------  ----------  ----------
GROSS PROFIT                                        14,137     70,335       155,283     227,288     275,787     320,772     366,703
                                                 ---------  ---------  ------------  ----------  ----------  ----------  ----------
      Gross Margin                                  100.0%      100.0%        100.0%      100.0%      100.0%      100.0%      100.0%
OPERATING EXPENSES:
   SG&A                                             15,683     66,775       139,254     192,279     227,022     263,353     300,186
                                                 ---------  ---------  ------------  ----------  ----------  ----------  ----------
Total Operating Expenses                            15,683     66,775       139,254     192,279     227,022     263,353     300,186
                                                 ---------  ---------  ------------  ----------  ----------  ----------  ----------
OPERATING INCOME (EBIT)                             (1,546)     3,560        16,029      35,009      48,766      57,419      66,517
                                                 ---------  ---------  ------------  ----------  ----------  ----------  ----------
      EBIT Margin                                    -10.9%       5.1%         10.3%       15.4%       17.7%       17.9%       18.1%
Income Taxes (1)                                                              2,725       5,952      13,411      15,790      18,292
      Tax Rate                                                                 17.0%       17.0%       27.5%       27.5%       27.5%
                                                                       ------------  ----------  ----------  ----------  ----------
NET PROFIT AFTER TAXES                                                       13,304      29,057      35,355      41,629      48,225
                                                                       ------------  ----------  ----------  ----------  ----------
CASH FLOW ADJUSTMENTS
   Plus: Depreciation & Amortization                                          8,459      10,620      14,790      18,128      22,768
   Less: Capital Expenditures (2)                                            15,000      20,000      23,000      26,000      30,000
   Less: Working Capital Investment @ 5% (3)                                  4,247       3,600       2,425       2,249       2,297
                                                                       ------------  ----------  ----------  ----------  ----------
         Available Cash Flow                                                  2,515      16,077      24,720      31,508      38,696
   Partial Period Adjustment                                                 0.7616      1.0000      1.0000      1.0000      1.0000
   Midyear period                                                            0.3808      1.2616      2.2616      3.2616      4.2616
   Present Value Factor @ 20% (4)                                            0.9329      0.7945      0.6621      0.5517      0.4598
   PRESENT VALUE OF AVAILABLE CASH FLOWS                               KRW    1,787  KRW 12,773  KRW 16,367  KRW 17,384  KRW 17,792
   Sum of Present Value of Available Cash Flows                             185,508
   Residual Cash Flow                                                       136,933
   Rate of Return                                                              17.0%
   Residual Growth Rate                                                         5.0%
                                                                       ------------
   Divided By: Cap Rate (r-g)                                                  12.0%
   Equal: Residual Value                                                  1,141,109
   Times: PV Factor                                                          0.1848
                                                                       ------------
   PV of Residual Value                                                     210,852
   Sum of Present Value Cash Flows (Projection
      Period)                                                               185,508
   Excess Working Capital (Deficit)                                         (13,320)
   Long Term Non-operating Assets                                                 -
   Business Enterprise Value                                                383,040
                                                                       ------------
   BUSINESS ENTERPRISE VALUE ON A
      NON-MARKETABLE, MINORITY BASIS (ROUNDED)                         KRW  383,000
                                                                       ------------

                                                   PROJECTIONS - FOR THE FISCAL YEARS ENDING DECEMBER 31,
                                                 ----------------------------------------------------------
                                                    2011        2012        2013        2014        2015      RESIDUAL
                                                 ----------  ----------  ----------  ----------  ----------  ----------
TOTAL REVENUE                                    KRW414,374  KRW468,243  KRW515,067  KRW566,574  KRW606,234  KRW636,546
                                                 ----------  ----------  ----------  ----------  ----------  ----------
      Growth Rate                                      13.0%       13.0%       10.0%       10.0%        7.0%        5.0%
COST OF GOODS SOLD                                       --          --          --          --          --          --
                                                 ----------  ----------  ----------  ----------  ----------  ----------
GROSS PROFIT                                        414,374     468,243     515,067     566,574     606,234     636,546
                                                 ----------  ----------  ----------  ----------  ----------  ----------
      Gross Margin                                    100.0%      100.0%      100.0%      100.0%      100.0%      100.0%
OPERATING EXPENSES:
   SG&A                                             310,781     351,182     386,300     396,602     424,364     445,582
                                                 ----------  ----------  ----------  ----------  ----------  ----------
Total Operating Expenses                            310,781     351,182     386,300     396,602     424,364     445,582
                                                 ----------  ----------  ----------  ----------  ----------  ----------
OPERATING INCOME (EBIT)                             103,594     117,061     128,767     169,972     181,870     190,964
                                                 ----------  ----------  ----------  ----------  ----------  ----------
      EBIT Margin                                      25.0%       25.0%       25.0%       30.0%       30.0%       30.0%
Income Taxes (1)                                     28,488      32,192      35,411      46,742      50,014      52,515
      Tax Rate                                         27.5%       27.5%       27.5%       27.5%       27.5%       27.5%
                                                 ----------  ----------  ----------  ----------  ----------  ----------
NET PROFIT AFTER TAXES                               75,105      84,869      93,356     123,230     131,856     138,449
                                                 ----------  ----------  ----------  ----------  ----------  ----------
CASH FLOW ADJUSTMENTS
   Plus: Depreciation & Amortization                 27,190      31,066      34,971      38,968      42,888      52,076
   Less: Capital Expenditures (2)                    33,900      38,307      42,138      46,351      49,596      52,076
   Less: Working Capital Investment @ 5% (3)          2,384       2,693       2,341       2,575       1,983       1,516
                                                 ----------  ----------  ----------  ----------  ----------  ----------
         Available Cash Flow                         66,011      74,935      83,848     113,271     123,165     136,933
   Partial Period Adjustment                         1.0000      1.0000      1.0000      1.0000      1.0000
   Midyear period                                    5.2616      6.2616      7.2616      8.2616      9.2616
   Present Value Factor @ 20% (4)                    0.3832      0.3193      0.2661      0.2217      0.1848
   PRESENT VALUE OF AVAILABLE CASH FLOWS         KRW 25,293  KRW 23,926  KRW 22,310  KRW 25,116  KRW 22,758
   Sum of Present Value of Available Cash Flows
   Residual Cash Flow
   Rate of Return
   Residual Growth Rate

   Divided By: Cap Rate (r-g)
   Equal: Residual Value
   Times: PV Factor

   PV of Residual Value
   Sum of Present Value Cash Flows (Projection
      Period)
   Excess Working Capital (Deficit)
   Long Term Non-operating Assets
   Business Enterprise Value
   BUSINESS ENTERPRISE VALUE ON A
      NON-MARKETABLE, MINORITY BASIS (ROUNDED)

                                  Discount Rate

                  KRW383,000        10%         15%       20%       25%       30%
                  ----------   ------------   -------   -------   -------   -------
Residual Growth       3.0%     KRW  701,900   492,100   352,900   258,500   193,100
                      5.0%          769,300   536,700   383,000   279,200   207,500
                      7.0%          863,700   599,300   425,200   308,100   227,600
                     10.0%        1,106,500   760,100   533,600   382,400   279,300

Implied Revenue    Implied EBIT
 Exit Multiple    Exit Multiple
---------------   -------------
      1.9x             6.3x

Notes:

(1) Based on discussions with Management, 17.0% tax rate was used for 2006-2007 and 27.5% for the remainder of the projection period.

(2) Capital Expenditures for FY2006 - FY2010 as per management, thereafter industry benchmark

(3)  Working Capital (as % of revenue) is based on an industry benchmark

(4) Present Value Factor based on Venture Capital rates of return

                                                                     EXHIBIT 3.0
                                                                     PAGE 2 OF 2


GMARKET, INC.
ENTERPRISE VALUATION OF GMARKET, INC
AS OF MARCH 28, 2006
BUSINESS ENTERPRISE VALUE
COMMON SIZE

                                                                     PROJECTIONS - FOR THE FISCAL YEARS
                                                 HISTORICAL                 ENDING DECEMBER 31,
                                               -------------   ---------------------------------------------
                                                2004    2005    2006    2007    2008    2009    2010    2011
                                               -----   -----   -----   -----   -----   -----   -----   -----
TOTAL REVENUE                                  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%
                                               -----   -----   -----   -----   -----   -----   -----   -----
   Growth Rate                                                          46.4%   21.3%   16.3%   14.3%   13.0%
COST OF GOODS SOLD                               0.0%    0.0%    0.0%    0.0%    0.0%    0.0%    0.0%    0.0%
                                               -----   -----   -----   -----   -----   -----   -----   -----
GROSS PROFIT                                   100.0%  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%
                                               -----   -----   -----   -----   -----   -----   -----   -----
OPERATING EXPENSES:
   SG&A                                        110.9%   94.9%   89.7%   84.6%   82.3%   82.1%   81.9%   75.0%
                                               -----   -----   -----   -----   -----   -----   -----   -----
      Total Operating Expenses                 110.9%   94.9%   89.7%   84.6%   82.3%   82.1%   81.9%   75.0%
                                               -----   -----   -----   -----   -----   -----   -----   -----
OPERATING INCOME (EBIT)                        -10.9%    5.1%   10.3%   15.4%   17.7%   17.9%   18.1%   25.0%
                                               -----   -----   -----   -----   -----   -----   -----   -----
Income Taxes (1)                                                 1.8%    2.6%    4.9%    4.9%    5.0%    6.9%
                                                               -----   -----   -----   -----   -----   -----
NET PROFIT AFTER TAXES                                           8.6%   12.8%   12.8%   13.0%   13.2%   18.1%
                                                               -----   -----   -----   -----   -----   -----
CASH FLOW ADJUSTMENTS
   Plus: Depreciation & Amortization                             5.4%    4.7%    5.4%    5.7%    6.2%    6.6%
   Less: Capital Expenditures (2)                                9.7%    8.8%    8.3%    8.1%    8.2%    8.2%
   Less: Working Capital Investment @ 5% (3)                     2.7%    1.6%    0.9%    0.7%    0.6%    0.6%
                                                               -----   -----   -----   -----   -----   -----
      Available Cash Flow                                        1.6%    7.1%    9.0%    9.8%   10.6%   15.9%

                                                PROJECTIONS - FOR THE FISCAL
                                                 YEARS ENDING DECEMBER 31,
                                               -----------------------------
                                                2012    2013    2014    2015   RESIDUAL
                                               -----   -----   -----   -----   --------
TOTAL REVENUE                                  100.0%  100.0%  100.0%  100.0%   100.0%
                                               -----   -----   -----   -----    -----
   Growth Rate                                  13.0%   10.0%   10.0%    7.0%     5.0%
COST OF GOODS SOLD                               0.0%    0.0%    0.0%    0.0%     0.0%
                                               -----   -----   -----   -----    -----
GROSS PROFIT                                   100.0%  100.0%  100.0%  100.0%   100.0%
                                               -----   -----   -----   -----    -----
OPERATING EXPENSES:
   SG&A                                         75.0%   75.0%   70.0%   70.0%    70.0%
                                               -----   -----   -----   -----    -----
      Total Operating Expenses                  75.0%   75.0%   70.0%   70.0%    70.0%
                                               -----   -----   -----   -----    -----
OPERATING INCOME (EBIT)                         25.0%   25.0%   30.0%   30.0%    30.0%
                                               -----   -----   -----   -----    -----
Income Taxes (1)                                 6.9%    6.9%    8.3%    8.3%     8.3%
                                               -----   -----   -----   -----    -----
NET PROFIT AFTER TAXES                          18.1%   18.1%   21.8%   21.8%    21.8%
                                               -----   -----   -----   -----    -----
CASH FLOW ADJUSTMENTS
   Plus: Depreciation & Amortization             6.6%    6.8%    6.9%    7.1%     8.2%
   Less: Capital Expenditures (2)                8.2%    8.2%    8.2%    8.2%     8.2%
   Less: Working Capital Investment @ 5% (3)     0.6%    0.5%    0.5%    0.3%     0.2%
                                               -----   -----   -----   -----    -----
      Available Cash Flow                       16.0%   16.3%   20.0%   20.3%    21.5%

Notes:

(1) Based on discussions with Management, 17.0 % tax rate was used for 2006-2007 and 27.5 % for the remainder of the projection period.

(2) Capital Expenditures for FY2006 - FY2010 as per management, thereafter industry benchmark

(3)  Working Capital (as % of revenue) is based on an industry benchmark

                                                                     EXHIBIT 4.0
                                                                     PAGE 1 OF 1


GMARKET, INC.
ENTERPRISE VALUATION OF GMARKET, INC.
AS OF MARCH 28, 2006
MARKET APPROACH: MARKET COMPARABLE METHOD
UNADJUSTED MULTIPLES
(Thousands in USD for the Comparable Companies and Millions in KRW for Gmarket except Multiple

UNADJUSTED MULTIPLES

                                                                  ADJUSTED                     ADJUSTED MVIC/
                                                   LTM           MVIC/ LTM         PROJECTED      PROJECTED
COMPARABLE COMPANY                               REVENUE          REVENUE           REVENUE        REVENUE
------------------                              ---------        ---------        ----------   --------------
Amazon.com Inc. (NasdaqNM:AMZN)                 8,490,000           1.7x      1   10,453,117        1.4x         1
eBay Inc. (NasdaqNM:EBAY)                       4,552,401          11.4x     --    6,310,949        8.2x        --
1-800-Flowers.com Inc. (NasdaqNM:FLWS)            733,745           0.5x      1      833,658        0.4x         1
Priceline.com Inc. (NasdaqNM:PCLN)                962,660           1.0x      1    1,059,253        0.9x         1
Blue Nile Inc. (NasdaqNM:NILE)                    203,169           2.3x      1      247,767        1.9x         1
Interpark Corp. (KOSDAQ:A035080)                  160,998           1.6x      1          N/A         N/A        --
Daum Communications Corp. (KOSDAQ:A035720)        392,395           1.2x      1          N/A         N/A        --
   High Multiple Selected for Analysis                              2.3x                            1.9x
   Low Multiple Selected for Analysis                               0.5x                            0.4x
   AVERAGE OF MULTIPLES SELECTED FOR ANALYSIS               --      1.4X                            1.2X
   MEDIAN OF MULTIPLES SELECTED FOR ANALYSIS                 1      1.4X                            1.2X
MULTIPLES ASSIGNED - MEDIAN                                         1.4X                            1.2X

IMPLIED MARKET MULTIPLES BASED ON INCOME APPROACH (NON-MARKETABLE, MINORITY
BASIS)

                                             BUSINESS         LTM          FTM
                                         ENTEPRISE VALUE    REVENUE      REVENUE
                                         ---------------   ---------   ----------
GMARKET CONCLUDED FAIR VALUE                KRW383,000     KRW90,583   KRW172,446
GMARKET - CONCLUDED FAIR VALUE TO: (1)                           4.2X         2.2X

Notes:

(1)  On a Non-Marketable, Minority basis.

Definitions:

Selected Multiples = indicated with a "1"

MVIC = Market Value of Invested Capital

Adjusted MVIC = MVIC less cash, marketable securities, short-term investments, long-term investments (non-operating)

LTM = Last twelve months (as of the most recent quarter end reported)

FTM = Forecasted twelve months

Indicated Value of Invested Capital = The value of the subject's capital suggested by this analysis.

SINCE THE COMPARABLE COMPANIES ARE NOT EXPECTED TO EXPERIENCE SIGNIFICANT PROJECTED REVENUE GROWTH RELATIVE TO GMARKET

LTM REVENUE MULTIPLES AND FTM REVENUE MULTIPLES ARE EXPECTED TO BE SIMILAR.

THEREFORE, WE HAVE COMPARED THE FTM REVENUE MULTIPLE FOR GMARKET TO THE LTM REVENUE MULTIPLES FOR THE COMPARABLE COMPANIES

                                                                     EXHIBIT 5.0
                                                                     PAGE 1 OF 2


GMARKET, INC.
ENTERPRISE VALUATION OF GMARKET, INC
AS OF MARCH 28, 2006
WEIGHTED AVERAGE COST OF CAPITAL (WACC)
SUMMARY OF WACC ANALYSIS

REQUIRED RETURN ON DEBT:
   Before Tax Cost of Debt:(1)                             6.5%
   Add: Country Risk Premium(2)                            0.8%
                                                          ----
                                                           7.3%
   Less: Tax Deduction at 27.5%                            2.0%
                                                          ----
   After Tax Cost Of Debt                                  5.3%

REQUIRED RETURN ON PREFERRED EQUITY: (1)                   6.5%
   Add: Country Risk Premium(2)                            0.8%
                                                          ----
                                                           7.3%

REQUIRED RETURN ON COMMON EQUITY:
   Capital Asset Pricing Model:
      Re = Rf + Crp + Beta x Crv x MRP + SSP
         5.0% + 0.8% + 1.40 x 1.04 x 5.0% + 6.4% =        19.4%

Where:
      Re = Required Return on Equity
      Rf = Risk-free Rate of Return(3)
      Crp = Country Risk Premium(2)
      Beta = Beta for the Subject Company's Industry(4)
      Crv = Country Relative Volatility(5)
      MRP = Market Risk Premium(6)
      SSP = Small Stock Premium(7)

CONCLUDED RETURN ON COMMON EQUITY                         19.4%

WACC CALCULATION

                                                 Required Return       Weighting       WACC
                                                 ---------------       ---------       ----
   Required Return on Debt Capital                     5.3%        x      5.9%     =    0.3%
   Required Return on Preferred Equity Capital         7.3%        x      0.2%          0.0%
   Required Return on Equity Capital                  19.4%        x     93.9%     =   18.2%
                                                                                       ----
                                                                                       18.6%
                                                                                       ----
WEIGHTED AVERAGE COST OF CAPITAL (ROUNDED)                                             19.0%
                                                                                       ====

Notes:

(1)  Standard & Poor's BBB corporate bond yield

(2)  Country Risk Premium for Korea is based on Duff & Phelps' database.

(3)  The yield on long-term Treasury notes as of the valuation date.

(4)  Based on the betas for publicly traded companies in the industry.

(5)  Relative Volatility for Korea is based on Duff & Phelps' database.

(6) The expected return on S&P 500 companies less the expected return on long-term Treasury securities, based on historical rates of return and published data on expected stock returns.

(7) Expected additional return on smaller companies, based upon historical market data published by Ibbotson Associates.

                                                                     EXHIBIT 5.0
                                                                     PAGE 2 OF 2


GMARKET, INC.
ENTERPRISE VALUATION OF GMARKET, INC.
AS OF MARCH 28, 2006
WEIGHTED AVERAGE COST OF CAPITAL (WACC)
($000's except Common Share Price)
CAPITAL ASSET PRICING MODEL

ASSUMPTIONS
Valuation Date                                         28-Mar-06
Stock Price Date                                       28-Mar-06          Source:
Risk-free Rate                                         Rf =        4.98%  Yield on long-term Treasury notes
Pretax Required Rate on Debt Capital                   i =         6.53%  Standard & Poor's BBB corporate bond yield
Required Rate on Preferred Equity Capital              Rpe =       6.53%  Standard & Poor's BBB corporate bond yield
Equity Risk Premium                                    Rp =        5.00%  Composite
Small Stock Premium                                    Ssp =       6.41%  Ibbotson Associates' Stocks, Bonds, Bills
                                                                          & Inflation, 2006

TAX RATE CALCULATION
Comparable's Effective Income Tax Rate (t) (Rounded)               38.0%  Fed + State*(1-Fed)
Effective Income Tax Rate (t) (Rounded)                            27.5%  South Korea Based Corporate Tax Rate

                              RELATIVE
COUNTRY       RISK PREMIUM   VOLATILITY   WEIGHT
-------       ------------   ----------   ------
South Korea       0.76%         1.04       100%

Country Risk Premium          Crp = 0.76%
Country Relative Volatility   Crv = 1.04

INDUSTRY CAPITAL STRUCTURE ANALYSIS

                             Total                                                                                 Market
                             Gross         Total         Common        Common         Market                      Equity /
                    Stock     Debt       Preferred        Share        Shares        Value of           Total       Total
                   Ticker   (D) (1)   +    Equity   + (   Price  x  Outstanding  =  Equity (E)  ) =  Capital (2)   Capital
                   ------  ---------     ---------       ------     -----------     ----------       -----------  --------
AMAZON COM INC      AMZN   1,521,000           --         35.69        416,923      14,879,974        16,400,974    90.7%
EBAY INC            EBAY          --           --         38.87      1,406,718      54,679,141        54,679,141   100.0%
1 800 FLOWERS COM   FLWS       4,631           --          6.51         65,081         423,678           428,309    98.9%
PRICELINE COM INC   PCLN     223,549       13,470         23.53         39,710         934,376         1,171,395    79.8%
BLUE NILE INC       NILE          --           --         33.67         17,275         581,660           581,660   100.0%

                                                                                              Marginal
                                                                                 Preferred /   Income
                         0 = exclude      Beta     Debt /  Preferred /  D/Total     Total     Tax Rate  Unlevered  Relevered
                         1 = include  (Projected)  Equity     Equity    Capital    Capital       (t)       Beta       Beta
                         -----------  -----------  ------  -----------  -------  -----------  --------  ---------  ---------
AMAZON COM INC                1           1.67      10.2%      0.0%       9.3%       0.0%       38.0%      1.57       1.64
EBAY INC                      1           1.54       0.0%      0.0%       0.0%       0.0%       38.0%      1.54       1.62
1 800 FLOWERS COM             1           0.87       1.1%      0.0%       1.1%       0.0%       38.0%      0.86       0.91
PRICELINE COM INC             1           1.62      23.9%      1.4%      19.1%       1.1%       38.0%      1.39       1.46
BLUE NILE INC                 1           1.32       0.0%      0.0%       0.0%       0.0%       38.0%      1.32       1.39
                                          ----                           ----        ---                   ----       ----
   Industry Average                       1.40                            5.9%       0.2%                  1.34       1.40
                                          ====                           ====        ===                   ====       ====
   INCLUDED IN AVERAGES

Industry Market Equity / Capital            93.9%
Industry Preferred Equity / Market Equity    0.2%
Industry Debt / Market Equity                6.3%

Unlevered Beta Calculated as follows:   Unlevered Beta = Levered Beta / (1 + Debt/Equity*(1-tax rate) + Preferred / Equity)
Relevered Beta Calculated as follows:   Relevered Beta = Unlevered Beta x (1 + Debt/Equity*(1-tax rate) + Preferred / Equity)

DEFINITIONS & FOOTNOTES

(1) Total Gross Debt excludes minority interest liabilities; gross debt indicates cash has not been subtracted.

(2) Total Capital includes debt, preferred equity, and common equity, and excludes minority interest liabilities.